Exhibit 99.1

 Volume 12, Issue 1

First Quarter 2004

INVESTMENT PROFILE

is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

 Community Banking

Dubuque Bank & Trust

Galena State Bank

First Community Bank

Riverside
Community Bank

Wisconsin
Community Bank

New Mexico
Bank & Trust

Arizona Bank & Trust

 Consumer Finance

Citizens Finance

 Investment Banking

HTLF Capital Corp.

 Vehicle Leasing and
 Fleet Management

ULTEA

 Contact

John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

    Highlights
  Net income increased 12% for the quarter ended March 31, 2004.
  Net interest income improved by 7% over the first quarter of 2003, primarily as a result of the 12% growth in average earnings assets. Also positively impacting the net interest margin was an adjustment of premium amortization on our mortgage-backed securities portfolio as prepayment activity slowed.
  Total loans and leases grew by $37 million or 3% since year-end 2003.
  Noninterest income increased 15%, driven primarily by additional securities gains and growth in service charges and fees. These improvements were partially offset by a reduction in gains on sale of loans, as refinancing activity on residential mortgage loans slowed during the quarter.
  Noninterest expense increased 12%, reflecting increased costs related to the opening of offices in Fitchburg, Wisconsin, and Mesa, Arizona, as well as the formation of HTLF Capital Corp.
  Our acquisition of Rocky Mountain Bancorporation, headquartered in Billings, Montana, is targeted for completion early in June, pending shareholder approval.
  Arizona Bank & Trust's second location opened the first week of May in Chandler, Arizona.
  Our acquisition of the personal trust division of Colonial Trust Company, headquartered in Phoenix, Arizona, is targeted for completion during the third quarter, pending regulatory and shareholder approvals.
  We recently added a Stock Purchase Plan to our existing Dividend Reinvestment Plan, allowing current registered shareholders to make optional cash purchases of additional shares of common stock without the payment of fees, brokerage commissions or record-keeping costs.

Investor Information

Heartland’s Common stock is traded on the NASDAQ National Market System under the symbol "HTLF." Heartland is its own stock transfer agent. Any correspondence may be directed to Lois K. Pearce, Corporate Secretary. Primary market makers are:
  Howe Barnes Investment, Inc., 135 S. LaSalle Street, Chicago, IL 60603-4398, Phone 800-800-4693
  FTN Midwest Research Securities Corporation, 350 Madison Avenue, 19 th Floor, New York, NY 10017, Phone 866-268-6529
Heartland’s trust preferred securities are traded on the American Stock Exchange under the symbol "HFT.Pr."

Additional information about Heartland is available through our website at www.htlf.com .

Stock Value Per Share (1)

PE Ratio – Diluted (3/31/04):  14.129
52-Week Price Range (3/31/04): $12.35-$21.53
Closing Price (3/31/04):        $18.65
Book Value(3/31/04):            $9.63
Price/Book Value (3/31/04):         193.67%
Current Dividend:         $0.32
Yield:               1.72%
Shares outstanding (3/31/04):     15,157,266

(1) Restated to reflect two-for-three stock split effected in the form of a dividend on December 29, 2003.

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission. Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events

Financial Highlights (Dollars in thousands, except per share data)

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002	2001

Income Statement Data
Net interest income (tax-equivalent)(1)	$17,425	$16,273	$63,373	$59,253	$50,080
Provision for loan losses	1,356	1,304	4,183	3,553	4,258
Noninterest income	9,721	8,475	36,541	30,645	28,620
Noninterest expense	18,016	16,057	67,692	60,659	56,692
Income tax expense	2,126	2,349	8,137	7,523	5,530
Income from continuing operations	5,066	4,524	17,719	16,590	11,129
Income (loss) on discontinued operations	-	-	-	2,277	285
Net income	5,066	4,524	17,719	18,867	11,414

Ratios
Return on average equity	14.26%	14.56%	13.46%	16.44%	11.32%
Return on average assets	1.02	1.04	0.95	1.13	0.72
Net interest margin (tax-equivalent) (1)	3.93	4.16	3.79	4.04	3.67
Allowance as a percent of total loans	1.38	1.38	1.37	1.37	1.33
Earnings per share - diluted (2)	$0.33	$0.30	$1.16	$1.28	$0.79
Earnings per share from continuing operations- diluted (2) (3)	0.33	0.30	1.16	1.12	0.77
Adjusted earnings per share - diluted (2) (4)	0.33	0.30	1.16	1.28	0.85
Adjusted earnings per share from continuing operations - diluted (2) (5)	0.33	0.30	1.16	1.12	0.84
Dividends per share	0.08	0.07	0.27	0.27	0.25
Book value per share	9.63	8.57	9.29	8.40	7.37

Balance Sheet Data
Total assets	$2,053,759	$1,802,115	$2,018,366	$1,785,979	$1,644,064
Total loans and leases, net of unearned	1,385,298	1,233,536	1,348,227	1,175,236	1,105,205
Total deposits	1,473,192	1,366,991	1,492,488	1,337,985	1,205,159
Stockholders' equity	145,899	127,704	140,923	124,041	107,090

(1) Tax equivalent basis is calculated using an effective tax rate of 34%.
(2) Restated to reflect two-for-three stock split effected in the form of a dividend on December 29, 2003.
(3) Excludes discontinued operations of our Eau Claire branch.
(4) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147.
(5) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147 and the discontinued operations of our Eau Claire branch.

Total Assets (In thousands)               Total Loans (In thousands)               Total Deposits (In thousands)

[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earings Per Share from Continuing Operations-Diluted   Net Interest Margin (Tax equivalent)   Allowance as Percent of Total Loans

[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]